Exhibit 10.20

SCIENTIFIC ADVISORY BOARD CONSULTING AGREEMENT

THIS AGREEMENT (this “Agreement”) dated for reference the 4th day of September 2024, (the “Effective Date”)

BETWEEN:

INMED PHARMACEUTICALS INC., a company incorporated under the laws of British Columbia having an office at Suite 1445, 885 W. Georgia Street, Vancouver, British Columbia, Canada V6C 3E8

(“InMed”)

AND:

Barry Greenberg, PhD, [* * * * *]

(“Advisor”)

WHEREAS:

A. InMed is a pharmaceutical company that is developing proprietary small molecule therapeutics targeting human disease;

B. InMed desires to retain distinguished scientists and other qualified individuals to advise InMed with respect to its technology strategy and to assist it in the research, development and analysis of its technology and products;

C. Advisor has the expertise and qualifications required to perform the services contemplated by this Agreement; and

D. InMed desires to retain Advisor as a member of its Scientific Advisory Board to perform the services described in this Agreement, and Advisor desires to perform such services, on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1 - Interpretation

1.1	Definitions

In this Agreement:

(a)	“Affiliate” means any Person which directly or indirectly controls, is controlled by, or is under common control with a party.

(b)	“Business Day” means a day that is not a Saturday or a Sunday or a statutory holiday in British Columbia or in the USA.

(c)	“Confidential Business Information” means all information, knowledge or data pertaining to the business and affairs of InMed, including, without limitation, its research and development activities, employees, customers, consultants, licensees, licensors, product development plans, supplier information, forecasts, strategies and financial plans, financial information, marketing and commercial strategies, the existence of this Agreement and the terms and conditions of this Agreement.

(d)	“Confidential Information” means the Confidential Business Information and the Proprietary Information, whether oral, written or any other form or medium, disclosed by InMed to Advisor before or after the Effective Date, including, without limitation, all analyses, compilations, data, studies, reports, copies or other documents prepared, based upon or including any such information, knowledge or data, but excluding any such information:

(i)	is or becomes available to the general public other than through a breach of this Agreement or another agreement of confidentiality with InMed;

(ii)	obtained by Advisor from a third party with a valid right to disclose it, provided that such third party is not under an obligation of confidentiality, directly or indirectly, to InMed; or

(iii)	that, in the reasonable opinion of Advisor’s legal counsel, is required to be disclosed by operation of law or the requirement of a governmental authority or stock exchange on which InMed’s securities are listed, provided that

(A)	Advisor shall promptly notify InMed prior to any such disclosure and InMed shall be given the opportunity to oppose such disclosure by seeking a protective order or other appropriate remedy, or to waive compliance with the provisions of this Agreement,

(B)	Advisor shall disclose only that portion of the information legally required to be disclosed, and

(C)	Advisor will exercise reasonable efforts to maintain the confidential treatment of the information disclosed.

(e)	“Contract Year” means each 12 month period during the Term, commencing on the Effective Date or anniversary thereof;

(f)	“Intellectual Property” means any patents, copyrights, trademarks and other forms of intellectual property, industrial and other designs, trade secrets, know-how or utility models, whether or not copyrighted or patented or registered or protected, or capable of such registration or protection.

(g)	“Person” means any individual, partnership, firm or corporation, governmental authority, regulatory body or agency, or other legal entity.

(h)	“Proprietary Information” means all information, knowledge or data of an intellectual, technical, scientific or industrial nature relating to compositions and formulations having immunomodulatory effects, methods of using such compositions and formulations, including targeted site-specific immunomodulation, in which InMed has a proprietary or ownership interest or has a legal duty to protect, including, without limitation, concepts, compositions, designs, formulas, specifications, biological or other materials, inventions and applications for registration of same, whether filed or not, manufacturing processes, methods, test procedures, results, databases and computer programs.

(i)	“Representative” of a party means any director, officer, employee, consultant, agent, lawyer, accountant or other professional advisor of such party.

(j)	“Services” the activities to be performed by Advisor, as specified in Section 2.1.

(k)	“Term” has the meaning set out in Section 9.1.

(l)	“Work Product” has the meaning set out in Section 5.1.

Any words defined elsewhere in this Agreement shall have the particular meaning assigned to such words.

Article 2 - Appointment of Advisor

2.1	Engagement

Commencing on the Effective Date, InMed hereby engages Advisor, and Advisor hereby accepts such engagement, to serve as a member of InMed’s Scientific Advisory Board (the “SAB”) and to undertake and perform, during the Term, on the terms and conditions set out in this Agreement, the duties and responsibilities set out in Schedule A attached hereto (the “Duties and Responsibilities”). The parties acknowledge and agree that nothing in this agreement shall prevent the parties from entering into additional consulting agreements with each other or with the Institute for services beyond the scope of the services to be provided by Advisor under this Agreement, on such terms and conditions as may be mutually agreed by the parties.

2.2	Performance of Services

(a)	Advisor shall perform the Services in a competent, workmanlike fashion and in accordance with customary industry standards and with at least the same level of care and attention used in performing similar work within biopharmaceutical industry.

(b)	Advisor will perform the Services at InMed’s location set out on the first page of this Agreement or at Advisor’s own premises, or at such other location as may be agreed between Advisor and InMed.

(c)	For each Contract Year during the Term, the Advisor shall provide issue-specific consultation to InMed, up to 12 times per Contract Year as further defined in Schedule A. Advisor acknowledges that the type of Services to be provided by Advisor under this Agreement will be dependent on InMed’s need for Advisor’s expertise, in light of the areas of research conducted by InMed in accordance with its corporate objectives and commercial strategies.

(d)	The Advisor may provide services to other companies or clients during the Term, so long as such services do not interfere with or conflict with the Advisor’s obligations under this Agreement, including the restrictive covenants set out in Article 10.

(e)	The Advisor shall be responsible for:

(i)	providing office space, equipment and technological needs as required to complete the Services, unless otherwise agreed to be provided by InMed;

(ii)	paying or remitting in a timely manner all relevant income or other taxes and any other required statutory payments that the Advisor is required to pay or remit in connection with the payments it receives from InMed for the provision of the Services; and

(iii)	providing InMed with proof of payment of the taxes and required statutory payments as and when requested.

(f)	If applicable, Advisor shall provide progress reports and/or other reports, information and work product in respect of the Services as and when directed by InMed.

Article 3 - Compensation

3.1	Compensation for Services

In consideration of the Services performed by the Advisor and in recognition of the Advisor’s non-qualification to receive stock options, InMed shall compensate the Advisor as follows:

(a)	InMed shall pay to Advisor, and Advisor shall accept from InMed, a fee of $[* * * * *] per Contract Year, payable in arrears, during the initial term of two (2) years; and

(b)	Advisor shall notify InMed for all reasonable out-of-pocket expenses actually and properly incurred by Advisor in performing the Services, provided that Advisor obtains the prior written approval of InMed as to the nature and quantum of such expenses, and submits to InMed with his payment notes under Section 3.2(a) reasonable documentation supporting his claims for reimbursement.

3.2	Payment

(a)	InMed will pay fees in equal quarterly installments, in arrears, during the Term as per the terms of this Agreement. Payments will be remitted directly to the Advisor’s bank account (details to be provided separately).

(b)	InMed will pay all undisputed invoices within fifteen (15) days of receipt by wire transfer of funds to Advisor’s bank account, or by cheque, at InMed’s discretion.

3.3	Taxes

Advisor agrees to pay and be responsible for all deductions payable by Advisor in connection with the performance of the Services.

3.4	Currency

All references to money in this Agreement shall mean the lawful money of the United States, except as otherwise indicated.

3.5	Records

Advisor must keep complete, true, and accurate books of account and records of its performance of the Services for a period of at least three (3) years after the expiration of the Term.

Article 4 – Institutional Affiliations

4.1	Advisor’s Obligations under Institutional Policies and Previous Commitments

InMed acknowledges that Advisor is an Associate Professor in the Department of Neurology and Director, Alzheimer’s Disease Translational center at Johns Hopkins University School of Medicine (the “Institute”) and is subject to the Institute’s policies, including policies concerning consulting, conflicts of interest and intellectual property. InMed acknowledges that, to the extent that such policies conflict with the terms of this Agreement, Advisor’s obligations under the Institute’s policies take priority over the obligations of Advisor under this Agreement. The Advisor agrees to use reasonable efforts to avoid or minimize any such conflict. Advisor agrees that he will use his best efforts to avoid using any facilities or resources of the Institute in performing the Services hereunder.

4.2	Disclosure of Institutional Policies

Advisor agrees to provide to InMed copies of Institute’s policies or guidelines relating to Advisor’s obligations to the Institute and consulting services, if any, promptly upon request by InMed. If Advisor is required by the Institute, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services being provided by Advisor hereunder or is that contrary to the terms of this Agreement, Advisor will promptly notify InMed of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

Article 5 - Work Product

5.1	Ownership of Work Product

Advisor agrees that all inventions, discoveries, improvements, processes, technology and know-how (whether or not patentable and whether or not reduced to practice) and all works of authorship:

(a)	arising directly or indirectly from the performance of the Services under this Agreement; or

(b)	which Advisor may conceive or make (either alone or jointly with others) during the Term with InMed, and which relate to the field in which the Services are to be performed under this Agreement and all Intellectual Property rights thereto (collectively, “Work Product”) shall be the sole and exclusive property and Proprietary Information of InMed, and that the Advisor will retain only the right to be listed as an inventor in any applicable patents, as determined by InMed in its sole discretion. Advisor will promptly and fully disclose in writing to InMed any and all Work Product resulting from the conduct of the Services. Advisor will assign, and hereby assigns all right, title and interest in and to all such Wok Product to InMed and will execute all documents necessary to confirm same. All original works of authorship which are made by Advisor (solely or jointly with others) in the course of Advisor’s performance of the Services under this Agreement and which are able to be protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

5.2	Further Assurances

During and after the Term, Advisor agrees to assist InMed, at InMed’s request and expense, in executing patent applications and copyright registrations and such other documents considered necessary by InMed or its counsel to apply for and obtain letters, patents and copyright registrations in any or all countries, as InMed may deem advisable, or to otherwise protect for the benefit of InMed any Work Product. Advisor shall also make such assignments and execute such other instruments as may be necessary to convey to InMed the ownership and exclusive rights in and to such Work Product. Advisor further agrees, whether or not Advisor is still providing services to InMed, to cooperate to the extent and in the manner requested by InMed in the prosecution or defense of any such patent or copyright claims or any litigation or other proceeding involving any Work Product in any country of the world, at InMed’s cost and expense.

5.3	Avoidance of Third Party Rights

Except with InMed’s prior written consent, Advisor shall not engage in any activities, on its own or in collaboration with a third party or use any third party facilities or third party Intellectual Property in performing the Services which could result in any claims of any ownership interest in any Work Product being made by such third party.

Article 6 - Confidential Information

6.1	Obligation of Confidentiality

Advisor agrees:

(a)	to keep and use all Confidential Information in strict confidence and to not, without InMed’s prior written consent, disclose any Confidential Information or recollections thereof to any Person;

(b)	to use the Confidential Information only for the purpose of performing the Services;

(c)	to clearly label as “confidential” all copies, duplicates, reproductions, translations or adaptations of the Confidential Information; and

(d)	to take all reasonable steps to prevent material in its possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties and to protect and safeguard such Confidential Information from loss, theft or destruction.

6.2	Acknowledgement of Confidentiality

Advisor agrees that all communications and information received from InMed prior to the execution of this Agreement will be deemed to be InMed’s Confidential Information from the time of its receipt, subject to the exceptions set out in the definition of “Confidential Information”.

6.3	Title to Confidential Information

All right, title and interest in and to the Confidential Information will be owned by InMed. Advisor is not granted any licence or other rights to use any Confidential Information except as expressly set out in this Agreement. Advisor will hold all Confidential Information in trust for InMed.

Article 7 - Representations and Warranties

7.1	Advisor’s Representations and Warranties

Advisor represents and warrants to InMed that:

(a)	the Services will be performed in a professional manner in accordance with industry standards and any quality standards set out in this Agreement;

(b)	Advisor will comply with all laws, regulations and ordinances, whether foreign, federal, provincial, municipal or otherwise with respect to the performance of the Services; and

(c)	to the best knowledge of Advisor, the performance of the Services and the use of the Work Product will not infringe any Intellectual Property right of any third party.

7.2	No Warranty

All Confidential Information is provided to Advisor on an “AS IS” basis. InMed makes no representation or warranty of any kind, express or implied, to Advisor as to the accuracy, performance or completeness of any Confidential Information disclosed hereunder. Advisor will rely upon its own investigation, due diligence and analysis in evaluating and satisfying itself as to all matters relating to the Confidential Information. Neither InMed nor its Representatives will be liable to Advisor or any other Person, directly or indirectly, for any claims arising from the furnishing of any Confidential Information to Advisor or any use by Advisor of such Confidential Information.

7.3	No Conflict with Advisor’s Other Obligations

Advisor represents that Advisor is presently retained by [list any companies here] to advise on research that is not similar to that of InMed, and Advisor agrees that Advisor will not accept any new retention to provide advice that might conflict with InMed during the term of this Agreement without prior written approval of InMed. Advisor represents that Advisor has no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that is in conflict with anything in this Agreement except as disclosed in Schedule B attached hereto. Advisor represents that Advisor’s performance of the terms of the Agreement does not and will not conflict with the terms of any agreement to keep in confidence proprietary information and trade secrets acquired in confidence or in trust prior to Advisor’s advisory relationship with InMed. Advisor will not disclose to InMed, or induce InMed to use, any confidential or proprietary information or material belonging to any third party. Advisor also represents to InMed that he is not subject to any pre-existing restrictive covenants that could be breached as a result of entering into this Agreement and/or performing the Services.

Article 8 - Indemnification

8.1	Indemnification by InMed

InMed shall indemnify, defend, and hold harmless Advisor from and against any and all claims, suits, losses, expenses (including reasonable attorneys’ fees and legal expenses), costs and damages of every kind and nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) (together, “Claims”) of any third party resulting from or arising out of the Advisor’s services and his role as an SAB member hereunder, except to the extent any such Claim is caused by the Advisor’s wilful misconduct.

Article 9 - Termination

9.1	Term

This Agreement shall commence on the Effective Date and shall remain in full force and effect for an initial term of two (2) years, unless and until terminated in accordance with Section 9.2 or extended as provided herein (the “Term”). At the end of such initial term, the Term will automatically be extended for an additional period of one (1) year, unless Advisor or InMed shall have given to the other written notice to the contrary at least thirty (30) days prior to the commencement of such additional period. Compensation for this extended period will be mutually agreed between the parties.

9.2	Termination for Default and Convenience

This Agreement may be terminated:

(a)	upon 30 days prior written notice by either party to the other party;

(b)	by a party upon a material default in the performance or observance of the other party’s obligations under this Agreement, and failure of the defaulting party to remedy such default within 30 days after receiving written notice of the default from the non-defaulting party; or

(c)	immediately upon either party becoming bankrupt or making an assignment for the benefit of creditors, or upon a receiver or trustee in bankruptcy being appointed for either party, or upon any proceeding in bankruptcy, receivership, or liquidation being instituted against a party and continuing for 30 days without being dismissed, or upon a party otherwise ceasing to exist;

provided that any right of termination set out above shall be in addition to all other rights and remedies available to the parties, if any, for default or wrong-doing by each other.

9.3	Effect of Termination

Upon termination of this Agreement:

(a)	upon receipt of notice of termination, Advisor shall immediately cease performing the Services;

(b)	Advisor shall provide InMed with all Work Product, including data, whether or not complete, and all information relating to such Work Product, all in a form and with content reasonably satisfactory to InMed; and

(c)	except in the case of a breach of this Agreement by Advisor or the negligence or intentional misconduct of Advisor, Advisor shall invoice InMed for, and InMed shall pay to Advisor, within thirty (30) days after the date of the invoice any out-of-pocket expenses reasonably and properly incurred by Advisor prior to the effective date of termination.

9.4	Return of Confidential Information

Upon termination of this Agreement, Advisor will cease all use of the Confidential Information. Advisor shall, within thirty (30) days after termination:

(a)	return to InMed all original copies of the Confidential Information; and

(b)	destroy any and all copies and extracts thereof and all other documents, computer files, memoranda, notes and other writings prepared by or for Advisor based on the Confidential Information.

Notwithstanding the foregoing, Advisor may retain one copy of the Confidential Information solely to determine its obligations hereunder and will not be required to destroy electronic information stored to electronic back-up systems in the ordinary course of business, provided that such electronic information must not be accessible or usable by any person except as provided in this section.

9.5	Survival

The terms and provisions, covenants and conditions contained in Article 5 (Work Product), Article 6 (Confidential Information), Article 7 (Representations and Warranties), Article 8 (Indemnification), Sections 9.2 through 9.5 (Termination), Article 10 (Restrictive Covenants) and Article 11 (General Provisions) shall remain in force, survive indefinitely (or otherwise in accordance with their terms) and be binding upon the parties, their successors and their permitted assigns notwithstanding any expiration or other termination of this Agreement for any reason whatsoever.

Article 10 - Restrictive Covenants

10.1	Definitions

In this Agreement:

(a)	“Business” means:

(i)	the researching, developing, commercializing, producing and marketing of novel therapies, as such business grows and evolves during the Term; and

(ii)	any other material business carried on from time to time by InMed or any Affiliate of InMed.

(b)	“Competing Business” means any endeavor, activity or business which is competitive in any material way with the Business world-wide.

(c)	“Contact” means any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of InMed (or of its partners, funders or Affiliates) with whom Advisor dealt or otherwise became aware of during the Term or Advisor’s relationship in any capacity with InMed.

(d)	“Restricted Period” means a period of twelve (12) months from the date of termination of this Agreement for any reason.

10.2	Reasonableness

Advisor hereby acknowledges and agrees that:

(a)	both before and since the Effective Date InMed has operated and competed and will operate and compete world-wide, with respect to the Business of InMed;

(b)	competitors of InMed and the Business are located worldwide;

(c)	in order to protect InMed adequately, any enjoinder of competition would have to apply to any country in which InMed, during the Term, had material business relationships;

(d)	during the Term, on behalf of InMed, Advisor will acquire knowledge of, and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of InMed, and that in some circumstances Advisor may become the senior or sole representative of InMed dealing with such persons; and

(e)	in light of the foregoing, the provisions of this Article 10 are reasonable and necessary for the proper protection of the Business of InMed.

10.3	Restrictive Covenant

(a)	During the Term and for the Restricted Period, Advisor shall not, without the prior written consent of InMed’s Board of Directors, such consent to be granted or withheld in the sole discretion of InMed’s Board of Directors, within the geographic scope of any country in which InMed, during the Term, had material business relationships, including, without limitation, Canada, the United States, the United Kingdom and the countries of the European Union, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business, whether legal or illegal, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever.

(b)	Advisor shall not be in default of Section 10.3(a) by virtue of Advisor:

(i)	following the termination of this Agreement, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity which is listed on any recognized stock exchange, that is a Competing Business; or

(ii)	during the Term, holding, strictly for portfolio purposes and as a passive investor, issued and outstanding shares of, or any other interest in, any corporation or other entity, the business of which corporation or other entity is in the same Business as InMed provided such corporation is not a Competing Business, and provided further that Advisor first obtains InMed’s written consent, which consent will not be unreasonably withheld.

If Advisor holds issued and outstanding shares or any other interest in a corporation or other entity pursuant to Section 10.3(b)(ii), and following the acquisition of such shares or other interest the business of the corporation or other entity becomes a Competing Business, Advisor will promptly dispose of his shares or other interest in such corporation or other entity.

10.4	Non-Solicitation

Advisor shall not, during the Term and for the Restricted Period, whether legal or illegal, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever, without the prior written and informed consent of InMed, directly or indirectly:

(a)	canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Contact, or otherwise solicit, induce or encourage any Contact to curtail or cease its relationship with InMed, for any purpose which is competitive with the Business; or

(b)	accept (or procure or assist the acceptance of) any business from any Contact which business is competitive with the Business; or

(c)	be employed by or supply (or procure or assist the supply of) any goods or services to any Contact for any purpose which is competitive with the Business; or

(d)	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from or solicit, induce or encourage to leave the employment or engagement of InMed, any individual who is employed or engaged by InMed whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of InMed, provided that Advisor shall be permitted, solely in a personal capacity, to provide letters of reference for individuals who are employed by InMed.

10.5	Validity

Advisor expressly recognizes and acknowledges that it is the intent of the parties that his activities following the termination of this Agreement be restricted in the manner described in this Article 10, and acknowledges that good, valuable, and sufficient consideration has been provided in exchange for such restrictions. Advisor agrees that should any of the restrictions contained in this Article 10 be found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the restriction, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction shall be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration, in order to ensure that the intention of the parties is given the greatest possible effect.

Article 11 - General Provisions

11.1	General Provisions

(a)	This Agreement may not be amended except in writing signed by both parties.

(b)	The following schedules attached hereto shall be deemed to form an integral part of this Agreement:

Schedule A: Duties & Responsibilities

Schedule B: Advisor’s Conflicting Obligations

(c)	Advisor shall not assign this Agreement nor delegate any of Advisor’s obligations hereunder, in whole or in part, without the prior written consent of InMed. InMed may assign this Agreement without consent to any assignee of all or substantially all of InMed’s business or assets. Any assignment not in accordance with this section shall be void.

(d)	This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements or understandings with respect thereto.

(e)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, heirs and permitted assigns.

(f)	The parties hereby undertake to do such further acts and take such steps as may be reasonably required to implement the intent of this Agreement.

(g)	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

(h)	Nothing in this Agreement shall form any partnership or joint venture between the parties. The parties shall, in relation to their respective obligations hereunder, act as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind or commit the other party in any way whatsoever.

(i)	Advisor agrees that InMed may be irreparably damaged if any provision of this Agreement is not performed by Advisor in accordance with its terms. Accordingly, InMed shall be entitled to apply for an injunction or injunctions to prevent breaches of any of the provisions of this Agreement and may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which InMed may be entitled at law or in equity.

(j)	All notices or communications hereunder shall be sent in writing to the other party by hand delivery, registered mail, receipted commercial courier or receipted facsimile transmission, at the address provided below or to such other address as the parties may notify each other from time to time. Notices and communications sent by hand delivery, registered letter or commercial courier shall be deemed received upon actual receipt, and those sent by facsimile transmission shall be deemed received on the next Business Day.

To the Advisor: [* * * * *]	To InMed: InMed Pharmaceuticals Inc. Suite 1445, 885 W. Georgia Street Vancouver, British Columbia Canada V6C 3E8 Attention: Chief Executive Officer Tel: [* * * * *]

(k)	A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

(l)	No exercise of a specific right or remedy by either party precludes it or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

(m)	If any provision of this Agreement is held invalid, illegal or found to be unenforceable by a court of competent jurisdiction for any reason whatsoever, the unenforceability will not affect the validity, legality or enforceability of the remaining provisions of this Agreement, and the unenforceable, illegal or invalid provision or provisions will be severable from the remainder of this Agreement.

(n)	The obligations of confidentiality and non-use of Confidential Information under this Agreement are and shall be continuing obligations and shall be perpetual.

(o)	Except for disputes arising in respect of Article 10, all disputes arising out of or in connection with this Agreement and the relationship between the parties, are to be referred to and finally resolved by arbitration administered by the British Columbia International Commercial Arbitration Centre, pursuant to its Rules. The place of arbitration will be Vancouver, British Columbia.

(p)	The parties each acknowledge that they have not relied upon the other party to this Agreement for advice, whether legal or otherwise, in connection with this Agreement. Advisor agrees that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledges that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

(q)	This Agreement may be signed and delivered in counterparts with the same effect as if the parties had signed the same document and all counterparts shall be construed together and shall constitute one and the same agreement. A signed version of this Agreement scanned and delivered by facsimile or e-mail transmission shall have the same effect as a signed original.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the Effective Date.

SIGNED, SEALED AND DELIVERED in the presence of

/s/ Barry Greenberg
Witness Signature	Barry Greenberg, PhD

Witness Name

Witness Address

Witness Occupation

INMED PHARMACEUTICALS INC.
by its authorized signatory:

Per:

/s/ Eric A. Adams
Name: Eric A. Adams
Title: President and CEO

SCHEDULE A
Duties & Responsibilities

Advisor shall undertake and perform the following duties and responsibilities:

(a)	serving expectedly for 20 hours per year as a scientific and technical advisor to InMed and its senior team members on specific topics with respect to the field of InMed proprietary small molecule drug candidate and their development in the context of neurodegenerative/neurological diseases (collectively, “InMed’s Product Development”), including the application of unique, special and extraordinary skills and knowledge that Advisor possesses in such field;

(b)	attending meetings of InMed’s SAB, if required, at InMed’s expense as outlined in the Agreement; and

(c)	providing issue-specific ad hoc consulting services to InMed at its request, within the expected amount of not more than 10 hours per year.

SCHEDULE B
Advisor’s Conflicting Obligations

a)	Advisor is an Associate Professor in the Department of Neurology and Director, Alzheimer’s Disease Translational center at Johns Hopkins University School of Medicine, [* * * * *], USA

b)	Advisor is a consultant to [* * * * *].